Exhibit 99.1

SiriusXM Reports Fourth Quarter and Full Year 2020 Results

•SiriusXM Self-Pay Net Subscriber Additions of 909,000 For The Year
•Revenue of $8.04 Billion in 2020
•Full Year Net Income of $131 Million; Diluted EPS of $0.03 or $0.25, Excluding $976 Million Non-Cash Impairment Charge
•2020 Adjusted EBITDA Hits Record $2.58 Billion, Up 6%
•Capital Returns Totaled $1.81 Billion in 2020; SiriusXM Confirms 2021 Guidance

NEW YORK – February 2, 2021 – SiriusXM today announced fourth quarter and full year 2020 operating and financial results, including revenue of $2.19 billion and $8.04 billion, respectively, an increase of 6% and 3%, respectively, compared to the prior year periods. The company recorded a net loss of $677 million in the fourth quarter of 2020 while full year net income totaled $131 million, down from $914 million for the full year in 2019. The decrease in net income was a result of a $976 million non-cash impairment charge associated with Pandora. Net income per diluted common share was $0.03 for the full year, compared to $0.20 in the prior year period.

Full year net income, excluding the effect of the impairment, was approximately $1.11 billion, or $0.25 per diluted common share. Adjusted EBITDA grew to $2.58 billion in 2020, an increase of approximately 6% from $2.43 billion in 2019.

“SiriusXM turned in strong operating and financial results in 2020: we grew SiriusXM self-pay subscribers, revenue, adjusted EBITDA, and free cash flow despite the pandemic. Our new car penetration reached approximately 80% in the fourth quarter and is set to rise above 80% this year, and the incorporation of 360L, our next generation in-car entertainment platform, is accelerating,” said Jennifer Witz, Chief Executive Officer of SiriusXM. Ms. Witz became CEO of SiriusXM on January 1, 2021, succeeding Jim Meyer upon his retirement.

“SiriusXM, Pandora and Stitcher, together with our investment in SoundCloud, now reach an audience of more than 150 million people. We are bolstering our position as North America's leading audio entertainment company with new innovative talk shows and podcasts, streaming music channels targeting younger audiences, and extended deals with major media brands, such as NBCUniversal News Group. We signed an exclusive audio agreement with The Masters and secured additional digital sports rights with the NFL and NBA to benefit our streaming products. We are also thrilled Howard Stern extended his agreement to continue live broadcasts of his amazing show," added Witz.

ADDITIONAL FINANCIAL UPDATE

"The tremendous reach of SiriusXM’s platforms, the company’s unique business model, and the quality of its people attracted me to join the company last fall as CFO. All of these attributes have been affirmed in the past three months since I came on board, and it has been a pleasure to partner with Jennifer as she made the transition to CEO," said Sean Sullivan, Chief Financial Officer of SiriusXM. Mr. Sullivan became CFO of SiriusXM on October 26, 2020.

"SiriusXM returned approximately $1.81 billion to stockholders in 2020, including $1.57 billion of share repurchases and $237 million of dividends. As previously announced, we increased the regular quarterly dividend by 10% in November for the fourth consecutive year. During the fourth quarter, we opportunistically accelerated the pace of common stock repurchases to $680 million and closed on our acquisition of Stitcher. At the end of the fourth quarter, SiriusXM's debt to adjusted EBITDA ratio was 3.3x, and we have tremendous liquidity to continue investing in the business and returning capital to stockholders," added Sullivan.

2021 GUIDANCE

The company reiterated its 2021 guidance for SiriusXM self-pay net subscriber additions, revenue, adjusted EBITDA and free cash flow originally issued on January 7, 2021:

•SiriusXM self-pay net subscriber additions of approximately 800,000,
•Total revenue of approximately $8.35 billion,
•Adjusted EBITDA of approximately $2.575 billion, and
•Free cash flow of approximately $1.6 billion.

FULL YEAR 2020 HIGHLIGHTS

SiriusXM operates two complementary audio entertainment businesses — our SiriusXM business and our Pandora business. Further information regarding these two segments will be contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2020. The pro forma financial and operating highlights below exclude the impact of legal settlements and reserves and share-based payment expense.

SIRIUSXM SEGMENT

•Self-Pay Subscribers Nearly 30.9 Million. SiriusXM added 909,000 net new self-pay subscribers for the full year to end 2020 with nearly 30.9 million self-pay subscribers. Self-pay monthly churn for the full year was 1.7%, an improvement of 7 basis points compared to 2019 and marking the fourth consecutive year of improving self-pay churn. Total SiriusXM subscribers were 34.7 million at the end of 2020, down approximately 1% from 34.9 million at the end of 2019. Paid promotional subscribers decreased due to lower auto sales, a decrease in vehicle shipments by automakers offering paid trial subscriptions, and a reduction in trial lengths at certain automakers. The total trial funnel stood at approximately 8.4 million at the end of 2020, down from approximately 8.9 million at the end of the third quarter.

•SiriusXM Revenue Increased 2% to $6.35 Billion. Full year 2020 revenue grew 2% to $6.35 billion, with growth in subscriber revenue offsetting a decline in advertising revenue. This growth was driven by a 2% increase in SiriusXM’s average revenue per user (ARPU) to $14.10 in 2020 compared to the year ago period. Excluding advertising revenue, SiriusXM ARPU grew 3% in 2020 compared to 2019.

•Gross Profit and Margin Steady. Total cost of services at SiriusXM increased by 2% to $2.43 billion for the full year, resulting in $3.92 billion of gross profit, a 3% increase over 2019. Gross profit margin was 62%, unchanged compared to 2019.

•New Car Penetration Rises; Howard Stern Agreement Extended, Launch of Exclusive Podcasting on SiriusXM. SiriusXM’s new car penetration rate climbed to approximately 80% in the fourth quarter 2020, an increase of roughly 500 basis points from the fourth quarter of 2019. For the full year 2020, new car penetration was approximately 78% compared to 73% in 2019. In the fourth quarter of 2020, the company extended its live broadcast agreement with Howard Stern and introduced podcasts on SiriusXM’s mobile app, including a slate of SiriusXM original podcasts and exclusive new podcasts from Marvel Entertainment, and others.

PANDORA SEGMENT

•Advertising Revenue Declined 1% to $1.18 Billion. Full year ad revenue at Pandora, which includes off-platform results such as the company's AdsWizz business, declined just 1% year-over-year to $1.18 billion, despite significant weakness in the advertising market resulting from the COVID-19 pandemic earlier in 2020. Monetization of $79.24 per thousand hours at Pandora was down just 1% year-over-year. Fourth quarter 2020 ad revenue jumped 22% to $425 million compared to the prior year quarter.

•Total Ad Supported Listener Hours of 12.5 Billion. Monthly Active Users (MAUs) at Pandora were 58.9 million at the end of 2020, down from 63.5 million at the end of 2019. Total ad supported listener hours were 12.50 billion in 2020, down from 13.44 billion in 2019.

•Self-Pay Net Adds of 133,000. Pandora added 133,000 net new self-pay subscribers to its Pandora Plus and Pandora Premium services in 2020, ending with nearly 6.3 million self-pay subscribers to those services.

•Gross Profit Declined 8%. Subscriber revenue decreased by 2%, advertising revenue decreased by 1% and total cost of services increased by 2%, resulting in gross profit at Pandora of $571 million, down 8% from 2019. Gross margin at Pandora for 2020 was 34%, down from 36% in 2019.

•Growing Adoption of Modes; Innovative Ad Tech. The popularity of Pandora’s Modes feature, which lets Pandora users fine-tune their music stations using selectable “modes,” has continued to accelerate. Modes users nearly doubled in the second half of 2020, and new Modes continue to roll out across popular Pandora music stations such as on UNINTERRUPTED Radio’s new curated “All Pro Mode” before this week’s big game. And, as a longtime leader in audio advertising technology, the company will introduce a new, full-service podcast advertising solution for brands later this year.

•Stitcher Acquisition Closed. SiriusXM closed its acquisition of Stitcher in October 2020. Stitcher reported record quarterly ad revenue in the fourth quarter, and it extended sales and distribution rights to popular podcasts including WTF With Marc Maron and Hidden Brain. Stitcher has some of the most popular podcasts available today including Freakonomics, My Favorite Murder and Office Ladies, which was recently named Podcast of the Year at the iHeartMedia Podcast Awards.

Subscriber acquisition costs declined by 15% to $362 million in 2020 driven by a lower subscriber acquisition costs (SAC) per install and a reduction in auto sales in 2020 as a result of the COVID-19 pandemic. Sales and marketing costs remained flat at $889 million. Engineering, design and development costs fell 9% to $220 million, and general and administrative expenses decreased by 2% to $443 million in 2020.

With pro forma revenue up 2% and total cash operating expenses down 1%, excluding depreciation and amortization, share-based payment expenses, and legal settlements and reserves, adjusted EBITDA in 2020 was up 6%. Free cash flow was $1.66 billion in 2020, relatively unchanged from 2019.

SiriusXM also confirmed that, in connection with its annual impairment assessment of goodwill and other indefinite-lived intangible assets, the company recorded an impairment of $976 million related to the Pandora reporting unit. The impairment is a result of the anticipated operating performance of Pandora, primarily its royalty cost structure. The impairment is non-cash and is excluded from adjusted EBITDA, a non-GAAP metric, in accordance with the company's definition of adjusted EBITDA.

FOURTH QUARTER AND FULL YEAR 2020 RESULTS

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions, except per share data)	2020	2019	2020	2019
	(Unaudited)	(Unaudited)
Revenue:
Subscriber revenue	$1,615	$1,569	$6,372	$6,120
Advertising revenue	474	403	1,340	1,336
Equipment revenue	60	46	173	173
Other revenue	40	44	155	165
Total revenue	2,189	2,062	8,040	7,794
Operating expenses:
Cost of services:
Revenue share and royalties	662	607	2,421	2,291
Programming and content	130	124	481	462
Customer service and billing	122	123	481	475
Transmission	48	53	177	170
Cost of equipment	6	9	19	29
Subscriber acquisition costs	105	114	362	427
Sales and marketing	293	289	957	937
Engineering, design and development	67	74	263	280
General and administrative	154	145	511	524
Depreciation and amortization	125	124	506	468
Acquisition and restructuring costs	4	1	28	84
Impairment charges	976	—	976	—
Total operating expenses	2,692	1,663	7,182	6,147
Income from operations	(503)	399	858	1,647
Other (expense) income:
Interest expense	(97)	(99)	(394)	(390)
Loss on extinguishment of debt	—	—	(40)	(57)
Other income (expense)	(4)	(1)	6	(3)
Total other (expense) income	(101)	(100)	(428)	(450)
Income before income taxes	(604)	299	430	1,197
Income tax expense	(73)	(56)	(299)	(283)
Net income	$(677)	$243	$131	$914
Foreign currency translation adjustment, net of tax	15	5	7	14
Total comprehensive income	$(662)	$248	$138	$928
Net income per common share:
Basic	$(0.16)	$0.05	$0.03	$0.20
Diluted	$(0.16)	$0.05	$0.03	$0.20
Weighted average common shares outstanding:
Basic	4,220	4,419	4,330	4,501
Diluted	4,220	4,541	4,429	4,616
Dividends declared per common share	$0.01464	$0.01331	$0.05457	$0.04961

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in millions, except per share data)	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$71	$106
Receivables, net	672	670
Inventory, net	10	11
Related party current assets	20	22
Prepaid expenses and other current assets	194	194
Total current assets	967	1,003
Property and equipment, net	1,629	1,626
Intangible assets, net	3,340	3,467
Goodwill	3,122	3,843
Related party long-term assets	531	452
Deferred tax assets	111	153
Operating lease right-of-use assets	427	466
Other long-term assets	206	139
Total assets	$10,333	$11,149
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued expenses	$1,223	$1,151
Accrued interest	174	160
Current portion of deferred revenue	1,721	1,930
Current maturities of debt	1	2
Operating lease current liabilities	48	46
Related party current liabilities	—	4
Total current liabilities	3,167	3,293
Long-term deferred revenue	118	130
Long-term debt	8,499	7,842
Deferred tax liabilities	266	70
Operating lease liabilities	419	456
Other long-term liabilities	149	94
Total liabilities	12,618	11,885
Stockholders’ equity (deficit):
Common stock, par value $0.001 per share; 9,000 shares authorized; 4,176 and 4,412 shares issued; 4,173 and 4,412 shares outstanding at December 31, 2020 and December 31, 2019, respectively	4	4
Accumulated other comprehensive income, net of tax	15	8
Additional paid-in capital	—	395
Treasury stock, at cost; 3 and 0 shares of common stock at December 31, 2020 and December 31, 2019, respectively	(19)	—
Accumulated deficit	(2,285)	(1,143)
Total stockholders’ equity (deficit)	(2,285)	(736)
Total liabilities and stockholders’ equity (deficit)	$10,333	$11,149

SIRIUS XM HOLDINGS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Twelve Months Ended December 31,
(in millions)	2020	2019
Cash flows from operating activities:
Net income	$131	$914
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	506	468
Impairment charges	976	—
Non-cash interest expense, net of amortization of premium	20	17
Provision for doubtful accounts	60	53
Amortization of deferred income related to equity method investment	(3)	(3)
Loss on extinguishment of debt	40	57
Loss on unconsolidated entity investments, net	16	21
Dividend received from unconsolidated entity investment	2	2
Loss on restructuring	24	—
(Gain) loss on other investments	(3)	(3)
Share-based payment expense	223	250
Deferred income taxes	238	259
Amortization of right-of-use assets	56	56
Changes in operating assets and liabilities:
Receivables	(36)	(137)
Inventory	(2)	11
Related party, net	—	(10)
Prepaid expenses and other current assets	14	10
Other long-term assets	(61)	7
Accounts payable and accrued expenses	42	109
Accrued interest	13	32
Deferred revenue	(223)	(58)
Operating lease liabilities	(53)	(47)
Other long-term liabilities	38	9
Net cash provided by operating activities	2,018	2,017
Cash flows from investing activities:
Additions to property and equipment	(350)	(363)
Purchases of other investments	(8)	(7)
Acquisition of business, net of cash acquired	(300)	313
Sale of short-term investments	—	73
Investments in related parties and other equity investees	(94)	(19)
Repayment from related party	11	—
Net cash used in investing activities	(741)	(3)
Cash flows from financing activities:
Proceeds from exercise of stock options	—	8
Taxes paid from net share settlements for stock-based compensation	(114)	(150)
Revolving credit facility, net of deferred financing costs	649	(439)
Proceeds from long-term borrowings, net of costs	1,481	2,715
Proceeds from sale of capped call security	—	3
Principal payments of long-term borrowings	(1,507)	(1,666)
Payment of premiums on redemption of debt	(31)	(45)
Common stock repurchased and retired	(1,555)	(2,159)
Dividends paid	(237)	(226)
Net cash used in financing activities	(1,314)	(1,959)
Net (decrease) increase in cash, cash equivalents and restricted cash	(37)	55
Cash, cash equivalents and restricted cash at beginning of period (1)	120	65
Cash, cash equivalents and restricted cash at end of period (1)	$83	$120

(1)The following table reconciles cash, cash equivalents and restricted cash per the statement of cash flows to the balance sheet. The restricted cash balances are primarily due to letters of credit which have been issued to the landlords of leased office space. The terms of the letters of credit primarily extend beyond one year.

(in millions)	December 31, 2020	December 31, 2019	December 31, 2018
Cash and cash equivalents	$71	$106	$54
Restricted cash included in Other long-term assets	12	14	11
Total cash, cash equivalents and restricted cash at end of period	$83	$120	$65

Unaudited Pro Forma Results
Set forth below are our pro forma results of operations for the three and twelve months ended December 31, 2020 compared with the three and twelve months ended December 31, 2019. Legal settlements and reserves and share-based payment expense have been excluded from cost of services line items and presented as their own line items in the table below, as this is consistent with how the segments are evaluated on a regular basis. These pro forma results are based on estimates and assumptions, which we believe are reasonable. They are not the results that would have been realized had the Pandora Acquisition actually occurred on January 1, 2018 and are not indicative of our consolidated results of operations in future periods. The pro forma results primarily include adjustments related to amortization of acquired intangible assets, depreciation of property and equipment, acquisition costs, fair value gain or loss on the Pandora investment and associated tax impacts. Pro forma adjustments are not included for the acquisitions of Simplecast and Stitcher. Please refer to the Footnotes to Results of Operations.

					2020 vs 2019 Change
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
	2020	2019	2020	2019	Amount	%	Amount	%
Revenue		(Pro Forma)	(Pro Forma)	(Pro Forma)
Sirius XM:
Subscriber revenue	$1,485	$1,448	$5,857	$5,644	$37	3%	$213	4%
Advertising revenue	49	56	157	205	(7)	(13)%	(48)	(23)%
Equipment revenue	60	46	173	173	14	30%	—	—%
Other revenue	40	46	161	172	(6)	(13)%	(11)	(6)%
Total Sirius XM revenue	1,634	1,596	6,348	6,194	38	2%	154	2%
Pandora:
Subscriber revenue	130	126	515	527	4	3%	(12)	(2)%
Advertising revenue	425	348	1,183	1,200	77	22%	(17)	(1)%
Total Pandora revenue	555	474	1,698	1,727	81	17%	(29)	(2)%
Total consolidated revenue	2,189	2,070	8,046	7,921	119	6%	125	2%
Cost of services
Sirius XM:
Revenue share and royalties	384	366	1,484	1,431	18	5%	53	4%
Programming and content	112	109	420	415	3	3%	5	1%
Customer service and billing	101	101	388	394	—	—%	(6)	(2)%
Transmission	32	33	119	108	(1)	(3)%	11	10%
Cost of equipment	6	9	19	29	(3)	(33)%	(10)	(34)%
Total Sirius XM cost of services	635	618	2,430	2,377	17	3%	53	2%
Pandora:
Revenue share and royalties (1)	278	244	959	945	34	14%	14	1%
Programming and content	10	6	30	16	4	67%	14	88%
Customer service and billing	19	21	87	85	(2)	(10)%	2	2%
Transmission	14	16	51	57	(2)	(13)%	(6)	(11)%
Total Pandora cost of services	321	287	1,127	1,103	34	12%	24	2%
Total consolidated cost of services	956	905	3,557	3,480	51	6%	77	2%
Subscriber acquisition costs	105	114	362	427	(9)	(8)%	(65)	(15)%
Sales and marketing	275	268	889	892	7	3%	(3)	—%
Engineering, design and development	55	62	220	241	(7)	(11)%	(21)	(9)%
General and administrative (2)	138	134	443	454	4	3%	(11)	(2)%
Depreciation and amortization	125	124	506	483	1	1%	23	5%
Acquisition and restructuring costs	4	—	28	—	4	nm	28	nm
Impairment charges	976	—	976	—	976	nm	976	nm
Legal settlements and reserves	—	—	(16)	25	—	nm	(41)	(164)%
Share-based payment expense (3)	58	58	223	240	—	—%	(17)	(7)%
Total operating expenses	2,692	1,665	7,188	6,242	1,027	62%	946	15%
Income from operations	(503)	405	858	1,679	(908)	(224)%	(821)	(49)%
Other (expense) income:
Interest expense	(97)	(99)	(394)	(392)	2	(2)%	(2)	1%
Loss on extinguishment of debt	—	—	(40)	(57)	—	—%	17	(30)%
Other income (expense)	(4)	(1)	6	(2)	(3)	300%	8	(400)%
Total other (expense) income	(101)	(100)	(428)	(451)	(1)	1%	23	(5)%
Income before income taxes	(604)	305	430	1,228	(909)	(298)%	(798)	(65)%
Income tax expense	(73)	(58)	(299)	(290)	(15)	26%	(9)	3%
Net income	$(677)	$247	$131	$938	$(924)	(374)%	$(807)	(86)%

Adjusted EBITDA	$660	$587	$2,575	$2,427	$73	12%	$148	6%

Gross Profit - Sirius XM	$999	$978	$3,918	$3,817	$21	2%	$101	3%
Gross Margin % - Sirius XM	61%	61%	62%	62%	—%	—%	—%	—%
Gross Profit - Pandora	$234	$187	$571	$624	$47	25%	$(53)	(8)%
Gross Margin % - Pandora	42%	39%	34%	36%	3%	8%	(2)%	(6)%

nm - not meaningful
(1)    For the year ended December 31, 2020, revenue share and royalties excludes a reversal of a pre-acquisition reserve of $16 for royalties.
(2)    For the year ended December 31, 2019, general and administrative excludes a one-time $25 legal settlement associated with Do-Not-Call litigation.
(3)    Allocation of share-based payment expense:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2020	2019	2020	2019
Programming and content - Sirius XM	$7	$7	$29	$29
Customer service and billing - Sirius XM	2	1	6	4
Transmission - Sirius XM	1	—	4	4
Programming and content - Pandora	1	2	2	2
Transmission - Pandora	1	4	3	6
Sales and marketing	18	21	68	81
Engineering, design and development	12	12	43	53
General and administrative	16	11	68	61
Total share-based payment expense	$58	$58	$223	$240

Key Financial and Operating Metrics

A full glossary defining our key financial and operating metrics can be found in our Annual Report on Form 10-K for the year ended December 31, 2020.
Subscribers and subscription related revenues and expenses associated with our connected vehicle services and Sirius XM Canada are not included in Sirius XM's subscriber count or subscriber-based operating metrics.

Set forth below are our subscriber balances as of December 31, 2020 compared to December 31, 2019:

	As of December 31,		2020 vs 2019 Change
(subscribers in thousands)	2020	2019	Amount	%
Sirius XM
Self-pay subscribers	30,887	29,978	909	3%
Paid promotional subscribers	3,827	4,931	(1,104)	(22)%
Ending subscribers	34,714	34,909	(195)	(1)%
Traffic users	9,301	9,334	(33)	—%
Sirius XM Canada subscribers	2,622	2,707	(85)	(3)%

Pandora
Monthly active users - all services	58,882	63,508	(4,626)	(7)%
Self-pay subscribers	6,298	6,165	133	2%
Paid promotional subscribers	43	49	(6)	(12)%
Ending subscribers	6,341	6,214	127	2%

The following table contains our Non-GAAP pro forma financial and operating performance measures which are based on our adjusted results of operations for the three and twelve months ended December 31, 2020 and 2019:

					2020 vs 2019 Change
	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,		Three Months		Twelve Months
(subscribers in thousands)	2020	2019	2020	2019 (1)	Amount	%	Amount	%
Sirius XM
Self-pay subscribers	407	341	909	1,063	66	19%	(154)	(14)%
Paid promotional subscribers	(128)	14	(1,104)	(193)	(142)	(1,014)%	(911)	(472)%
Net additions	279	355	(195)	870	(76)	(21)%	(1,065)	(122)%
Weighted average number of subscribers	34,651	34,708	34,523	34,314	(57)	—%	209	1%
Average self-pay monthly churn	1.6%	1.7%	1.7%	1.7%	(0.1)%	(6)%	—%	—%
ARPU (2)	$14.33	$14.03	$14.10	$13.82	$0.30	2%	$0.28	2%
SAC, per installation	$14.61	$23.74	$18.65	$22.91	$(9.13)	(38)%	$(4.26)	(19)%

Pandora
Self-pay subscribers	(63)	(92)	133	251	29	(32)%	(118)	(47)%
Paid promotional subscribers	—	4	(6)	(707)	(4)	(100)%	701	99%
Net additions	(63)	(88)	127	(456)	25	(28)%	583	128%
Weighted average number of subscribers	6,418	6,280	6,315	6,654	138	2%	(339)	(5)%
ARPU	$6.67	$6.76	$6.76	$6.61	$(0.09)	(1)%	$0.15	2%
Ad supported listener hours (in billions)	2.96	3.21	12.50	13.44	(0.25)	(8)%	(0.94)	(7)%
Advertising revenue per thousand listener hours (RPM)	$112.71	$94.55	$79.24	$80.41	$18.16	19%	$(1.17)	(1)%
Licensing costs per thousand listener hours (LPM)	$46.67	$42.20	$40.14	$38.94	$4.47	11%	$1.20	3%
Licensing costs per paid subscriber (LPU)	$4.21	$4.04	$4.14	$4.06	$0.17	4%	$0.08	2%

Total Company
Adjusted EBITDA	$660	$587	$2,575	$2,427	$73	12%	$148	6%
Free cash flow (4)	$448	$408	$1,660	$1,647	$40	10%	$13	1%
(1)    Includes Pandora's results for the twelve month period, inclusive of pre-acquisition results for the period January 1, 2019 through January 31, 2019.
(2)    ARPU for Sirius XM excludes subscriber revenue from our connected vehicle services of $44 and $43 for the years and $174 and $159 for the twelve months ended December 31, 2020 and 2019, respectively.
(3)    Free cash flow has not been adjusted for Pandora's pre-acquisition results.

Reconciliation from GAAP Net income to Non-GAAP Adjusted EBITDA:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2020	2019	2020	2019
Net income:	$(677)	$243	$131	$914
Add back items excluded from Adjusted EBITDA:
Legal settlements and reserves	—	—	(16)	25
Acquisition and restructuring costs (1)	4	1	28	84
Share-based payment expense	58	58	223	229
Depreciation and amortization	125	124	506	468
Impairment charges	976	—	976	—
Interest expense	97	99	394	390
Loss on extinguishment of debt	—	—	40	57
Other (income) expense	4	1	(6)	3
Income tax expense	73	56	299	283
Purchase price accounting adjustments:
Revenues	—	8	6	13
Operating expenses	—	(3)	(6)	(14)
Pro forma adjustments (2)	—	—	—	(25)
Adjusted EBITDA	$660	$587	$2,575	$2,427
(1)Acquisition and restructuring costs include $21 of share-based compensation expense for the year ended December 31, 2019.
(2)Pro forma adjustment for year ended December 31, 2019 includes Pandora's Net income for the year ended December 31, 2019 of $(44) plus Depreciation and amortization of $6, Share-based payment expense of $11, Acquisition and other related costs of $1, and Interest expense of $2, offset by Other income of $1.

Reconciliation of Free Cash Flow:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(in millions)	2020	2019	2020	2019
Cash Flow information
Net cash provided by operating activities	$568	$532	$2,018	$2,017
Net cash used in investing activities	$(397)	$(129)	$(741)	$(3)
Net cash used in financing activities	$(132)	$(373)	$(1,314)	$(1,959)
Free Cash Flow
Net cash provided by operating activities	$568	$532	$2,018	$2,017
Additions to property and equipment	(120)	(124)	(350)	(363)
Purchases of other investments	—	—	(8)	(7)
Free cash flow	$448	$408	$1,660	$1,647

Reconciliation of SAC, per installation:

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(costs in millions and installs in thousands)	2020	2019	2020	2019
Subscriber acquisition costs, excluding connected vehicle services	$105	$114	$362	$427
Less: margin from sales of radios and accessories, excluding connected vehicle services	(54)	(38)	(154)	(144)
	$51	$76	$208	$283
Installations	3,476	3,202	11,091	12,355
SAC, per installation (a)	$14.61	$23.74	$18.65	$22.91
(a)    Amounts may not recalculate due to rounding.

###

About SiriusXM

Sirius XM Holdings Inc. (NASDAQ: SIRI) is the leading audio entertainment company in North America, and the premier programmer and platform for subscription and digital advertising-supported audio products. Pandora, a subsidiary of SiriusXM, is the largest ad-supported audio entertainment streaming service in the U.S. SiriusXM and Pandora’s properties reach more than 150 million listeners, the largest addressable audience in the U.S., across all categories of digital audio – music, sports, talk, and podcasts. SiriusXM’s acquisitions of Stitcher and Simplecast, alongside industry-leading ad tech company AdsWizz, make it a leader in podcast hosting, production, distribution, analytics and monetization. SiriusXM, through Sirius XM Canada Holdings, Inc., also offers satellite radio and audio entertainment in Canada. In addition to its audio entertainment businesses, SiriusXM offers connected vehicle services to automakers. For more about SiriusXM, please go to: www.siriusxm.com.

FORWARD-LOOKING STATEMENTS

This communication contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "believe," "intend," "plan," "projection," "outlook" or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. Actual results and the timing of events may differ materially from the results anticipated in these forward-looking statements.

The following factors, among others, could cause actual results and the timing of events to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the current coronavirus (COVID-19) pandemic is adversely impacting our business; our substantial competition that is likely to increase over time; our efforts to attract and retain subscribers and listeners, or convert listeners into subscribers, which may not be successful, and may adversely affect our business; our Pandora ad-supported business has suffered a loss of monthly active users, which may adversely affect our Pandora business; privacy and data security laws and regulations may hinder our ability to market our services, sell advertising and impose legal liabilities; we engage in extensive marketing efforts and the continued effectiveness of those efforts are an important part of our business; consumer protection laws and our failure to comply with them could damage our business; a substantial number of our Sirius XM subscribers periodically cancel their subscriptions and we cannot predict how successful we will be at retaining customers; our ability to profitably attract and retain subscribers to our Sirius XM service as our marketing efforts reach more price-sensitive consumers is uncertain; our failure to convince advertisers of the benefits of our Pandora ad-supported service could harm our business; if we are unable to maintain revenue growth from our advertising products, particularly in mobile advertising, our results of operations will be adversely affected; if we fail to accurately predict and play music, comedy or other content that our Pandora listeners enjoy, we may fail to retain existing and attract new listeners; if we fail to protect the security of personal information about our customers, we could be subject to costly government enforcement actions and private litigation and our reputation could suffer; interruption or failure of our information technology and communications systems could impair the delivery of our service and harm our business; we rely on third parties for the operation of our business, and the failure of third parties to perform could adversely affect our business; our business depends in part upon the auto industry; our Pandora business depends in part upon consumer electronics manufacturers; the market for music rights is changing and is subject to significant uncertainties; our ability to offer interactive features in our Pandora services depends upon maintaining licenses with copyright owners; the rates we must pay for “mechanical rights” to use musical works on our Pandora service have increased substantially and these new rates may adversely affect our business; failure of our satellites would significantly damage our business; our Sirius XM service may experience harmful interference from wireless operations; failure to comply with FCC requirements could damage our business; economic conditions, including advertising budgets and discretionary spending, may adversely affect our business and operating results; if we are unable to attract and retain qualified personnel, our business could be harmed; we may not realize the benefits of acquisitions or other strategic investments and initiatives, including the acquisition of Pandora; our use of pre-1972 sound recordings on our Pandora service could result in additional costs; we may from time to time modify our business plan, and these changes could adversely affect us and our financial condition; we have a significant amount of indebtedness, and our debt contains certain covenants that restrict our operations; our facilities could be damaged by natural catastrophes or terrorist activities; the unfavorable outcome of pending or future litigation could have an adverse impact on our operations and financial condition; failure to protect our intellectual property or actions by third parties to enforce their intellectual property rights could substantially harm our business and operating results; some of our services and technologies may use “open source” software, which may restrict how we use or distribute our services or require that we release the source code subject to those licenses; rapid technological and industry changes and new entrants could adversely impact our services; existing or future laws and regulations could harm our business; we may be exposed to liabilities that other entertainment service providers would not customarily be subject to; our business and prospects depend on the strength of our brands; we are a “controlled company” within the meaning of the NASDAQ listing rules and, as a result, qualify for, and rely on, exemptions from certain corporate governance requirements; while we currently pay a quarterly cash dividend to holders of our common stock, we may change our dividend policy at any time; and our principal stockholder has significant influence, including over actions requiring stockholder approval, and its interests may differ from the interests of other holders of our common stock. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the quarter ended March 30, 2020, which are filed with the Securities and Exchange Commission (the "SEC") and available at the SEC's Internet site (http://www.sec.gov). The information set forth herein speaks only as of the date hereof, and we disclaim any intention or obligation to update any forward looking statements as a result of developments occurring after the date of this communication.

Source: SiriusXM

Contact for SiriusXM:

Hooper Stevens
212-901-6718
Hooper.stevens@siriusxm.com

Patrick Reilly
212-901-6646
patrick.reilly@siriusxm.com